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                                                                    EXHIBIT 99.1


SOUTHERN NATURAL GAS COMPANY FILES RATE SETTLEMENT THAT EXTENDS FIRM TRANSPORTATION CONTRACTS TO 2005

HOUSTON, Texas, March 14, 2000 -- Southern Natural Gas Company, a business unit of El Paso Energy Corporation (NYSE: EPG), today announced that it filed a comprehensive settlement agreement with the Federal Energy Regulatory Commission (FERC) on March 10, 2000. If approved by FERC, the settlement will resolve all issues in Southern Natural's current rate proceeding.

As part of the settlement, all of Southern Natural's firm transportation and storage contracts that end between now and 2003 will be extended until 2005 or later. Substantially all of the extended contracts will be at or near maximum tariff rates. In addition, South Georgia Natural Gas Company, a separate 910-mile interstate pipeline owned by Southern Natural Gas Company, will be merged into the Southern Natural system following FERC authorization.

The settlement provides Southern Natural's customers reduced rates effective March 1, 2000 as well as a four-year moratorium on future rate increases by Southern Natural except in certain limited circumstances. It also requires Southern Natural to file a new rate case with the FERC to be effective no later than March 2005.

"We are pleased to have been able to achieve an acceptable commercial resolution with our customers that settles our rate proceeding and provides for immediate rate reductions and significant extensions of contracts," said James C. Yardley, president of Southern Natural Gas Company. "This settlement enables us to continue our focus on providing operationally excellent service to our customers and on growing Southern Natural's pipeline business."

The settlement is the result of extensive negotiations between Southern Natural and its customers. Customers representing more than 95 percent of Southern Natural's annual revenues already have advised the company that they intend to support the settlement.

With over $16 billion in assets, El Paso Energy Corporation provides comprehensive energy solutions through its strategic business units: Tennessee Gas Pipeline Company, El Paso Natural Gas Company, Southern Natural Gas Company, El Paso Merchant Energy Company, El Paso Energy International Company, El Paso Field Services Company, and El Paso Production Company. The company owns North America's largest natural gas pipeline system, both in terms of throughput and miles of pipeline, and has operations in natural gas transmission, merchant energy services, power generation, international project development, gas gathering and processing, and gas and oil production. On January 18, 2000, El Paso Energy announced that it has agreed to merge with The Coastal Corporation in a deal valued at $16 billion, including approximately $6 billion of assumed debt and preferred equity. Visit El Paso Energy's web site at www.epenergy.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the company's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.